EXHIBIT 10.49

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”) of Organipure, Inc, a Nevada Corporation (the “Company”), is entered into and shall be effective as of the 10th day of November, 2022 (the “Effective Date”) by and among the Company, High Sierra Technologies, Inc., a Nevada Corporation (“HSTI”), and Hempacco Co., Inc., a Nevada Corporation (“HCI”).  The Company, HSTI and HCI are sometimes herein referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company was formed as a corporation under the laws of the State of Nevada, for the purposes set forth in Section 2.05 of this Agreement, when the Company’s articles of incorporation (the “Articles of Incorporation”) were filed with the Nevada Secretary of State on November 7, 2022 (the “Formation Date”).

WHEREAS, HCI is a corporation formed under the laws of the State of Nevada (NASDAQ: HPCO) and as such is obligated to produce audited GAAP financial statements and file same with the Securities and Exchange Commission in accordance with the current regulations and timetables of that governing body.

WHEREAS, HSTI is currently a wholly owned subsidiary of High Sierra Technologies, Inc., a Colorado Corporation (“HSTICO”) [OTCQB: HSTI] and as such is obligated to produce audited GAAP financial statements and file same with the Securities and Exchange Commission in accordance with the current regulations and timetables of that governing body.

WHEREAS, the parties wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company and the other matters set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01   Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in this Section 1.01 and when not otherwise defined shall have the meanings set forth in the Nevada Revised Statutes, as are amended from time to time, or the Internal Revenue Code of the United States of America of 1986 as is amended from time to time.

“Additional Capital Contribution” has the meaning set forth in Section 3.02.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Joint Venture Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority, and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Available Cash Flow” means, for any period, the sum of gross revenue received, minus the sum of overhead and operating expenses of the Company, as well as a reasonable reserve for future operational needs as the Officers and Directors may determine to be necessary or appropriate. Notwithstanding the preceding sentence, capital contributions, loans, or proceeds from capital transactions and expenses incurred or liabilities of the Company repaid in connection with any thereof shall not be taken into account in computing Available Cash for any period.

“Budget” has the meaning set forth in Section 7.03.

“Business” means the business of marketing and selling hemp smokable products; it being acknowledged and agreed by the Shareholders that such products may include, without limitation “Delta 8 THC” to the extent the same can be legally produced and sold in the particular States of the United States of America where the Company intends to carry on business.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Nevada are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means any Shareholder’s contribution to the capital of the Company in cash and cash equivalents and the Book Value of any property contributed to the Company by such Shareholder.

 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

 “Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 13.03(a).

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“Covered Person” has the meaning set forth in Section 9.01(a).

“Directors” means, initially, Vincent C. Lombardi, Sandro Piancone, Gregg W. Koechlein, and Stuart Titus, or such other natural Persons as may be become the Directors pursuant to the terms of this Agreement. Initially, there shall be four (4) Directors of which HCI shall appoint two (2) of the initial Directors and HSTI shall appoint two (2) of the initial Directors.  As soon as practicable following the effective date of this Agreement, HCI and HSTI shall mutually agree upon the fifth (5th) initial Director.

“Electronic Transmission” means (a) facsimile telecommunication, (b) email, (c) posting on an electronic message board or network that the Company has designated for communications (together with a separate notice to the recipient of the posting when the transmission is given by the Company), or (d) other means of electronic communication where the recipient has consented to the use of the means of transmission (or, if the transmission is to the Company, the Company has placed  in effect reasonable measures to verify that the sender is the Shareholder, Director or Officer purporting to send the transmission) and the communication creates a record that is capable of retention, retrieval, and review and may be rendered into clearly legible tangible form.

“Excess Amount” has the meaning set forth in Section 6.02(c).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction.

“Fiscal Year” means the calendar year, unless the Company is required to or elects to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“For Cause” shall mean an Officer’s or a Director’s:

(a) willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness) and a failure to cure the same within 10 business days of receipt of written notice thereof from another Shareholder, Director or Officer;

(b) engagement in dishonesty, illegal conduct, or misconduct relating to the business of the Company, which is injurious to the Company or its Affiliates; and the same is not cured (if capable of cure) within ten (10) business days of receipt of written notice thereof from another Shareholder, Director or Officer:

(c) embezzlement, misappropriation, or fraud, whether or not related to the Company;

(d) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

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(e) willful unauthorized disclosure of Confidential Information;

(f) breach of any material obligation under this Agreement which is not cured within ten (10) business days of receipt of written notice thereof from another Shareholder, Director or Officer.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Independent Third Party” means, with respect to any Shareholder, any Person who is not an Affiliate of such Shareholder.

“Lien” means any mortgage, pledge, security interest, option, right of first offer,     encumbrance, or other restriction or limitation of any nature whatsoever.

“Liquidator” has the meaning set forth in Section 11.03(a).

“Losses” has the meaning set forth in Section 9.01(b).

“Majority” means 51% or more of those entitled to vote on any matter.

“NRS” means the Nevada General Corporation Law, Chapter 78 of the Revised Statutes of   Nevada as in effect at any given time.

“Shareholder(s)” means HSTI and HCI, and each Person or Entity who is hereafter admitted  as a Shareholder in accordance with the terms and conditions of this Agreement and the NRS, The Shareholders shall constitute “Shareholders” (as that term is defined in the NRS) of the Company.

“Shareholders Schedule” has the meaning set forth in Section 3.01.

  “Shareholder”   A Shareholder (aka Stockholder) is any person, company, or institution that owns shares in a company's stock. Shareholders are subject to capital gains (or losses) and/or dividend payments as residual claimants on a firm's profits. Shareholders also enjoy certain rights such as voting at shareholder meetings to approve the board of directors’, dividend distributions, or mergers. In the case of bankruptcy, shareholders can lose up to their entire investment.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company's taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

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(a) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value; and

(b) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss.

“Officers” has the meaning set forth in Section 7.04.

“Percentage Interest” means the percentage of a Shareholder’s Shares in the Company relative to the entire outstanding Shares in the Company, which is equal to the quotient of the Shares held by a Shareholder divided by all issued and outstanding Shares of the Company held by all Shareholders, as may be adjusted from time to time  by the Managing Directors.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related Party Agreement” means any agreement, arrangement, or understanding between the Company and any Shareholder, Director or Officer, or other employee of the Company or any Affiliate of a Shareholder, Director, Officer, or other employee of the Company; in each case, as such agreement may be amended, modified, supplemented, or restated in accordance with the terms of this Agreement. It is agreed by the Shareholders that any and all Related Party Agreements between the Company and HCI, HSTI and/or any Affiliate thereof shall provide for the pass-through of HCI’s, HSTI’s and/or such Affiliate’s costs to the Company without markup.

“Representative” means, with respect to any Person, any and all Shareholders, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Shareholders” means the Joint Venturers, those being HSTI and HCI.

“Subsidiary” means, with respect to any Person, any other Person of which a Majority of the outstanding shares or other equity interests having the power to vote for Shareholders or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority” means Shareholders holding a Percentage Interest of 60% or more.

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“Tax Advance” has the meaning set forth in Section 6.02(a).

“Tax Amount” of a Shareholder for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Shareholder for such Fiscal Year with respect to its Shares.

“Tax Rate” of a Corporate Shareholder, for any period, means the highest effective marginal combined federal, state, and local tax rate applicable to a corporation doing business in Reno, Nevada, taking into account (a) the character (for example, long-term or short-term capital gain, ordinary or exempt) of the applicable income and (b) if applicable the deduction under IRC Section 199A.

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person. “Transfer” when used as a noun, and “Transferred” when used to refer to the past tense, shall have correlative meanings. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” has the meaning set forth in Section 6.03(b).

Section 1.02 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein (x) to Articles, Sections, Exhibits, and Schedules mean the Articles and Sections of and Exhibits and Schedules attached to this Agreement, (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute or Applicable Law means such statute or Applicable Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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ARTICLE II

Organization

Section 2.01 Formation.

(a)The Company was formed on November 7, 2022, pursuant to the provisions of the NRS, upon the filing of the Articles of Incorporation with the Nevada Secretary of State.

(b) This Agreement shall constitute the “Joint Venture Agreement” (as that term is used in the NRS or otherwise) of the Company. The rights, powers, duties, obligations, and liabilities of the Shareholders shall be determined pursuant to this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Shareholder are by reason of any provision of this Agreement in conflict with the NRS, this Agreement shall, to the extent permitted by the NRS, control.

Section 2.02 Name. The name of the Company is “Organipure, Inc., a Nevada Corporation” or such other name or names as may be designated by the Directors. The Company may conduct business under any assumed or fictitious name deemed desirable by the Directors.

Section 2.03 Principal Office. The principal office of the Company is located at 1495 Ridgeview Drive, Suite 230A, Reno, NV 89519 or such other place as may from time to time be determined by the Directors. The Directors shall give prompt notice of any such change to each of the Shareholders.

Section 2.04 Office and Agent for Service of Process.

(a) The office for service of process on the Company in the State of Nevada shall be the office of the initial agent named in the Articles of Incorporation or such other office (which need not be a place of business of the Company) as the Directors may designate from time to time in the manner provided by the NRS and Applicable Law.

(b) The agent for service of process on the Company in the State of Nevada shall be the initial agent named in the Articles of Incorporation or such other Person or Persons as the Directors may designate from time to time in the manner provided by the NRS and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purpose of the Company is to engage in the Business and any other lawful act or activity for which a corporation may be formed under the NRS and to engage in any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the NRS.

Section 2.06 Term. The term of the Company commenced on the date the Articles of Incorporation that were filed with the Nevada Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement or as provided by the NRS or Applicable Law.

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ARTICLE III

Capital Contributions; Capital Accounts

Section 3.01 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Shareholder has made an initial Capital Contribution and is deemed to own the Percentage Interest set forth opposite such Shareholder’s name on Schedule A attached hereto and incorporated by reference herein (the “Shareholders Schedule”). The Managing Directors shall update the Shareholders Schedule upon the issuance or Transfer of any Shares to any new or existing Shareholder in accordance with this Agreement.

Section 3.02 Additional Capital Contributions. No Shareholder shall be required to make any additional Capital Contributions to the Company. However, a Shareholder may make an additional Capital Contribution (an “Additional Capital Contribution”) at any time with the written consent of the Directors. Any such Additional Capital Contribution shall be treated as a loan from the contributing Shareholder to the Company and shall have no effect on the Shareholder’s relative equity position.

Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain the customary capital accounts required under GAAP for a corporation, which include but are not limited to:

a) Issued Common Shares

b) Issued Preferred Shares

c) Additional Paid-in Capital

d) Retained Earnings

The Company’s financial statements will include a “Statement of Stockholders Equity” which will provide full details of the transactions affecting these capital accounts on a quarterly basis.

Section 3.04 No Withdrawals From Capital Accounts. No Shareholder shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Shareholder, including the Directors, shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Shareholders and shall have no effect on the amount of any distributions to any Shareholders, in liquidation or otherwise.

Section 3.05 Treatment of Loans From Shareholders. Loans by any Shareholder to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Shareholder’s Capital Account, other than to the extent provided in Section 3.03, above, if applicable.

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ARTICLE IV

Shareholders

Section 4.01 Admission of New Shareholders.

(a)New Shareholders, having been approved by the Directors, may be admitted from time to time (i) in connection with the issuance of Shares by the Company, subject to compliance with the provisions of Section 7.02(b) and Section 8.01(b), and (ii) in connection with a Transfer of Shares, subject to compliance with the provisions of ARTICLE VII, and in either case, following compliance with the provisions of Section 4.01(b).

(b)In order for any Person not already a Shareholder of the Company to be admitted as a Shareholder, whether pursuant to an issuance or Transfer of Shares, such Person shall have delivered to the Company an executed written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Shareholders Schedule by the Directors and the satisfaction of all other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of Shares, such Person shall be admitted as a Shareholder and deemed listed as such on the books and records of the Company. The Directors shall also adjust the Capital Accounts of the Shareholders as necessary in accordance with Section 3.03.

Section 4.02 No Personal Liability. Except as otherwise provided by the NRS, by Applicable Law, or expressly in this Agreement, no Director or Shareholder will be obligated personally for any debt, obligation, or liability of the Company or other Shareholders, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Shareholder. Except as otherwise provided by the NRS, by Applicable Law, or expressly in this Agreement, no Director will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Director.

Section 4.03 Dissociation. No Shareholder shall have the ability to dissociate or withdraw as a Shareholder before the dissolution and winding up of the Company, and any such dissociation or withdrawal or attempted dissociation or withdrawal by a Shareholder before the dissolution or winding up of the Company shall be null and void ab initio. As soon as any Person who is a Shareholder ceases to hold any Shares, such Person shall no longer be a Shareholder.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Shareholder individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Shareholder hereby irrevocably waives during the term of the Company any right that such Shareholder may have to maintain any action for partition with respect to the property of the Company.

Section 4.05 Certification of Shares. The Directors shall issue certificates to the Shareholders and shall record or cause to be recorded all issuances, exchanges, and other transactions in Shares involving the Shareholders in a ledger maintained as part of the books and records of the Company.

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Section 4.06 Meetings.

(a)The regular Annual Meeting of the Shareholders shall be held as is set forth in the By-laws of the Company. Special meetings of the Shareholders regarding matters required to be submitted to the Shareholders under this Agreement may be called by (i) any of the Directors, or (ii) any Shareholder holding a Percentage Interest of 10% or more.

(b) Written notice stating the place, date, and time of the meeting, the means of electronic video screen communication or Electronic Transmission by and to the Company, if any, and the general nature of the business to be transacted at the meeting, shall be delivered not fewer than 5 days and not more than 60 days before the date of the meeting to each Shareholder, by or at the direction of the Directors or the Shareholder(s) calling the meeting, as the case may be. The business to be conducted at such meeting shall be limited to the purposes described in the notice. The Shareholders may hold meetings at the Company’s principal office or at such other place, within or outside the State of Nevada, as the Director(s) or the Shareholder(s) calling the meeting may designate in the notice for such meeting.

(c) Any Shareholder may participate in a meeting of the Shareholders (i) using conference telephone or electronic video screen communication, if all Persons participating in the meeting can talk to and hear each other or (ii) by Electronic Transmission by and to the Company if the Company (1) implements reasonable measures to provide Shareholders, in person or by proxy, a reasonable opportunity to participate and vote, including an opportunity to read or hear the meeting’s proceedings substantially concurrently with the proceedings and (2) maintains a record of votes or other action taken by the Shareholders. Participation in a meeting by such means shall constitute presence in person at such meeting.

(d) On any matter that is to be voted on by the Shareholders, a Shareholder may vote in person or by proxy, and such proxy may be granted in writing signed by such Shareholder, using Electronic Transmission authorized by such Shareholder, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Shareholder executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy before such revocation.

(e) Attendance of a Shareholder at any meeting shall constitute a waiver of notice of such meeting, except where a Shareholder attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Attendance of a Shareholder at a meeting is not a waiver of the Shareholder's right to object to consideration of matters required to be described in the notice for the meeting, if the Shareholder expressly objects to such consideration at the meeting.

Section 4.07 Action Without a Meeting. Notwithstanding the provisions of Section 4.06, any matter that is to be voted on by the Shareholders may be taken without a meeting by written consent signed and delivered (including by Electronic Transmission) to the Company by the Shareholders holding the requisite Percentage Interest for such matters had a meeting been taken. A record shall be maintained in the Company’s books and records by the Managing Directors of each such action taken by written consent of a Shareholder or the Shareholders.

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Section 4.08 Shareholder Services.

(a) For so long as HCI and HSTI shall remain as Shareholders of the Company, HCI and HSTI shall, without limitation, perform or cause to be performed the following services for and on behalf of the Company and with such compensation as may be agreed to by HSTI and HCI:

(i) Product manufacturing and packaging shall be done by HCI. Initially the processing of the raw biomass shall be done by HSTI and subsequently it shall be done by HCI.

(ii) CRM management shall be done mutually by HCI and HSTI.

(iii) Product Development shall be done mutually by HCI and HSTI.

(iv) Direct to consumer fulfillment, wholesale and retail distribution shall be done by HSTI.

(v) All GAAP accounting services and auditing requirements including payment processing and income tax preparation shall be done mutually by HCI and HSTI.

(vi) Inventory Management and Hemp processing shall be done mutually by HCI and HSTI.

(vii) Research & Development and Intellectual Property shall be done mutually by HCI and HSTI.

(viii) Staff training and mentoring shall be done mutually by HCI and HSTI.

(ix) eCommerce shall be done mutually by HCI and HSTI.

(x) Trade show space and Marketing shall be done by HCI.

(xi) Kiosk Sales and placement shall be done by HCI.

(xii) Investor and Public Relations shall be done mutually by HCI and HSTI.

(xiii) Public Accounting, Audits and associated legal expenses shall be done mutually by HCI and HSTI.

(xiv) Online marketing and promotion shall be done mutually by HCI and HSTI.

(xv) Design and branding shall be done mutually by HCI and HSTI. -

(xvi) Brand Management and Development shall be done mutually by HCI and HSTI.

(xvii) Securing Trademarks shall be done mutually by HCI and HSTI.

(xviii) Social Media marketing specifications for brands shall be done by HCI.

(xviv) Sales and distribution into current distributors shall be done mutually by HCI and HSTI.

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ARTICLE V

Allocations

Section 5.01 Distributions of Net Income and Net Loss to shareholders. For each Fiscal Year (or portion thereof), Net Income and Net Loss of the Company shall be transferred to the Retained Earnings account of the Company.

After considering further distributions for Federal and State Income Taxes, and after considering the balance of working capital that should be retained in the business, then the Directors will decide on the amount, if any, of the dividends that will be distributed to the Shareholders in accordance with their respective percentage interests.

ARTICLE VI

Section 6.01 Management of the Company. The Company shall be managed by a Board of Directors consisting of three (3) to seven (7) board members. Initially the Board of Directors shall have five (5) members. HCI will have the right to appoint two (2) of the initial board members and HSTI shall have the right to appoint two (2) of the initial board members. HCI and HSTI shall mutually agree upon the appointment of a fifth (5th) initial board member.

Subject to any other provisions to the contrary in this Agreement, the Directors shall have full and complete discretion to manage and control the business, property, activities, and affairs of the Company, to make all decisions affecting the business, property, activities, and affairs of the Company, and to take all such actions as they deem necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.05. The actions of the Directors taken in accordance with the provisions of this Agreement shall bind the Company.

Section 6.02 Actions Requiring Supermajority Approval of Shareholders. Notwithstanding anything to the contrary contained herein, without the prior written consent of a Supermajority of the Shareholders, the Company or the Directors, on behalf of the Company, shall not, and shall not enter into any commitment to:

(a) amend, modify, or waive any provisions of the Articles of Incorporation;

(b) issue additional Shares or other debt or equity instruments or, except in connection with a Transfer of Shares that complies with the applicable provisions of ARTICLE VII and Section 4.01(b), admit additional Shareholders to the Company;

(c) enter into, amend, waive, or terminate any Related Party Agreement other than the entry into or the amendment of a Related Party Agreement that is on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party (it being understood and agreed by the Shareholders that any and all Related Party Agreements between the Company and HCI and/or any Affiliate thereof shall provide for the pass-through of HCI’s and/or such Affiliate’s costs to the Company without markup);

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(d) enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of stock, or acquisition of assets) by the Company of any assets or equity interests of any Person, other than the license of assets in the ordinary course of business;

(e) enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of stock, or sale of assets) by the Company of any assets or equity interests, other the license of assets in the ordinary course of business; establish a Subsidiary or enter into any joint venture or similar business arrangement;

(f) settle any lawsuit, action, dispute, or other proceeding or otherwise assume any liability or agree to the provision of any equitable relief by the Company other than settlements which individually are for less than $10,000; provided, that if the lawsuit, claim, dispute, or other proceeding involves an indemnification claim pursuant to ARTICLE VII, such settlement shall also be approved in accordance with the terms of Section 8.01(c);

(g) change the number of Directors;

(h) create any incentive equity plan for employees and/or independent contractors;

(i) change the Business of the Company in any material way; or

(j) dissolve the Company.

Section 6.03 Budgets. At least sixty (60) days before the beginning of each Fiscal Year, the officers of HCI and HSTI shall jointly prepare and submit to the Directors for approval an annual business plan and budget for the Company through the Fiscal Year ending December 31 (a “Budget”).

Each Budget shall include detailed capital and operating expense budgets, cash flow projections (which shall include amounts and due dates of all projected calls for Additional Capital Contributions, if any) and profit and loss projections. The Directors shall operate the Company in accordance with the approved Budgets.

Section 6.04 Officers. The Directors may appoint individuals as officers of the Company (the “Officers”) as the Directors deem necessary or desirable to carry on the business of the Company and the Directors may delegate to such Officers such power and authority as they deem advisable. No Officer need be a Shareholder of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Directors or until his or her earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Directors. Any Officer may be removed by the Directors for Cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Directors.

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Section 6.05 Compensation. The Directors shall not be compensated for their services as Directors, but the Company shall reimburse the Directors upon written demand for any and all ordinary, necessary, and direct expenses incurred by the Directors on behalf of the Company in carrying out the Company’s business activities. All reimbursements for expenses shall be reasonable in amount and shall not exceed amounts set forth in the Budget for any Fiscal Year.

Section 6.06 Removal of Directors. Any Director may be removed by the disinterested Directors at any time For Cause. Following such removal, a successor Director shall be appointed by the unanimous vote of the Shareholders.

Section 6.07 Resignation of a Director. A Director may resign at any time by giving at least 30 days’ prior written notice to the Company. Any such resignation shall be effective on receipt thereof unless it is specified to be effective at some other time or on the occurrence of some other event. The Company’s acceptance of a resignation shall not be necessary to make it effective. The resignation of a Director shall not affect its or its Affiliate’s rights as a Shareholder (if applicable) and shall not constitute a dissociation of any Shareholder. Following such resignation, a successor Director shall be appointed as provided in Section 6.06 above.

Section 6.08 Exclusivity. Any Shareholder and/or any Affiliate of a Shareholder may engage in or possess an interest in other business ventures (including without limitation in cannabidiol and/or cannabis product related ventures), unconnected with the Company and independently or with others. The Company shall not have any rights in or to any such independent venture or the income or profits therefrom by virtue of this Agreement. Notwithstanding the foregoing, no Shareholder nor any Affiliate of a Shareholder shall own, operate, have an interest in or render services for any business (other than the Company) that is involved in the sale of hemp smokable products and which is directly competitive with the Business. Notwithstanding the foregoing, HCI and HSTI shall be entitled to continue to be engaged in any and all of their current business activities and ventures.

Section 6.09 No Personal Liability. Except as otherwise provided in NRS, which gives protection against personal liability for company actions and expenditures provided that Directors and Officers make informed, independent decisions in the performance of their duties no Director nor any Shareholder will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Director or Shareholder.

ARTICLE VII

Transfer

Section 7.01 General Restrictions on Transfer.

(a) No Shareholder shall Transfer all or any portion of its Shares in the Company without the written consent of the Directors and the other Shareholders. No Transfer of Shares to a Person not already a Shareholder of the Company shall be deemed completed until the prospective Transferee is admitted as a Shareholder of the Company in accordance with Section 4.01(b) hereof.

(b) Each party to this Agreement will have the first right of refusal to purchase from the other joint venture partner, the other 50% of the shares of the company. Such purchase shall be made in accordance with the provisions of Section 7.02.

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(c) Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not Transfer all or any portion of its Shares in the Company, and the Company agrees that it shall not issue any additional shares unless all of the Shareholders approve of such issuance.

Section 7.02 Involuntary Transfers.

(a) On the date of the occurrence of an Involuntary Transfer (“Transfer Event”), the Involuntary Transferee of such Shares shall thereupon become an Economic Interest Holder and shall not become, a Shareholder, unless admitted as a Shareholder pursuant to Section 4.01(b). On a Transfer Event, the Involuntary Transferee shall be deemed to have offered for sale, without any further action required, the entire Shares subject to the Involuntary Transfer (“Affected Shares”).

First, the Company shall have thirty (30) days from said date within which to elect to purchase some or all of the Affected Shares, and if the Company elects not to do so within said 30-day period, then the remaining Shareholders shall have thirty (30) days to elect to purchase their pro-rata share (based on their current Percentage Interest) of the Affected Shares. In the event that the exercise of any such election must be approved in any legal proceeding and such approval does not occur within the time periods set forth in this Section, such time periods shall be extended and tolled until fifteen (15) days after the date of any such approvals in order to permit the orderly exercise of such elections. The purchase price for such Affected Shares shall be Fair Market Value as of the Transfer Event.

(b) In the event that the Company and the remaining Shareholders elect not to purchase some or all of the Affected Shares in accordance with this Section 7.02(a), the Involuntary Transferee of the portion of such Shares that is not purchased shall hold such portion of such Shares solely as an Economic Interest holder and shall be entitled to the Economic Interest derived from such Shares, but not to any other rights of ownership of such Shares.

Section 7.03 Determination of Fair Market Value. Each of the selling and purchasing parties shall use best efforts to determine the Fair Market Value of the Shares offered for sale under Section 7.02. If the parties are unable to agree thereon, then each party shall appoint an appraiser within thirty (30) days of purchaser’s election to purchase such Shares (“Appointment Period”). The two appraisers shall elect a third appraiser within fifteen (15) days of the last day of the Appointment Period who shall determine the Fair Market Value of the Shares being purchased, and the average of the two appraisals which are nearest to each other will be the Fair Market Value of the Shares.

The costs of each of the first two appraisers will be paid by the Shareholder who appointed the appraiser, and the costs of the third appraiser will be paid by the Company. Said determination shall be final and binding on the parties. All appraisers selected will be qualified and will be individuals with the “Accredited in Business Valuation” credential of the American Institute of Certified Public Accountants or the “Accredited Senior Appraiser” designation of the American Society of Appraisers.

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ARTICLE VIII

Indemnification

Section 8.01 Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Shareholder, (ii) each Director, (iii) each Officer, Shareholder, Manager, Affiliate, employee, agent, or Representative of each Shareholder and of each Director, and each of their respective Affiliates, and (iv) each Officer, employee, agent, or Representative of the Company.

(b) Indemnification. To the fullest extent permitted under the NRS (after waiving all NRS restrictions on indemnification other than those which cannot be eliminated or modified under the NRS), as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than NRS permitted the Company to provide before such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Shareholder, any Director, any Officer, or any of their respective direct or indirect Subsidiaries in connection with the business of the Company; or

(ii) such Covered Person being or acting in connection with the business of the Company as a Shareholder, Director, Affiliate, Director, Shareholder, officer, employee, agent, or Representative of the Company, any Shareholder, any Director, or any of their respective Affiliates, or such Covered Person serving or having served at the request of the Company as a Shareholder, Director, officer, employee, agent, or Representative of any Person including the Company; provided, that such Loss did not arise from (1) the Covered Person’s conduct involving bad faith, willful or intentional misconduct, or a knowing violation of law, (2) a transaction from which such Covered Person derived an improper personal benefit, (3) a circumstance under which the liability provisions for improper distributions of the NRS are applicable, or (4) a breach of such Covered Person’s fiduciary duties or obligations under the NRS.

(b) Control of Defense. On a Covered Person’s discovery of any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.01, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit, or proceeding; provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 9.01, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the holders of the Majority of the Shares held by the disinterested Shareholders, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit, or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit, or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend, or defending any such claim, lawsuit, or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit, or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit, or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit, or proceeding without the consent of the holders of the Majority of the Shares held by the disinterested Shareholders (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(c) Reimbursement. The Company shall promptly reimburse (or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred)  of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.01; provided, that if it is finally judicially determined that  such Covered Person is not entitled to the indemnification provided by this Section 8.01, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(d) Entitlement to Indemnity. The indemnification provided by this Section 8.01 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 9.01 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.01 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(e) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance (i) to cover Losses covered by the indemnification provisions contained in this ARTICLE VIII, and (ii) to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties whether or not covered by the foregoing indemnifications, in each case, in such amount and with such deductibles as the Directors may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification  provisions contained in this ARTICLE VIII, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(f) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.01 shall be provided out of and to the extent of Company assets only, and no Shareholder (unless such Shareholder otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

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(g) Savings Clause. If this Section 8.01 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.01 to the fullest extent permitted by any applicable portion of this Section 8.01 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h) Amendment. The provisions of this Section 8.01 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.01 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 8.01 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing before such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.02 Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE IX

Accounting; Inspection Rights; Tax Matters

Section 9.01 Financial Statements. The Company shall furnish to each Shareholder the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within 90days after the end of each Fiscal Year, unaudited balance sheets of the Company as of the end of each such Fiscal Year and unaudited statements of income, cash flows, and Shareholders’ equity for such Fiscal Year. These financial statements will be prepared on an accrual basis and in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited balance sheets of the Company as of the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited statements of income, cash flows, and Shareholders' equity for such fiscal quarter and for the current Fiscal Year to date.

Section 9.02 Inspection Rights. Upon reasonable notice from a Shareholder, the Company shall afford the Shareholder and each of its respective Representatives access during normal business hours to (i) the Company’s properties, offices, and other facilities, (ii) the corporate, financial, and similar records, reports, and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters, and communications with Shareholders (including the Directors), and permit the Shareholder or and each of its respective Representatives to examine such documents and make copies thereof, and (iii) any Officers, senior employees, and public accountants of the Company, and afford the Shareholder and each of its respective Representatives the opportunity to discuss and advise on the affairs, finances, and accounts of the Company with such Officers, senior employees, and public accountants (and the Company hereby authorizes said accountants and other Persons to discuss with such Shareholder and its Representatives such affairs, finances, and accounts); in each case, to the extent such information is for a purpose reasonably related to the Shareholder’s interest as a Shareholder.

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Section 9.03 Income Tax Status. It is the intent of the Company and the Shareholders that the Company shall be treated as “C” corporation for federal, state, and local income tax purposes.

Section 9.04 Tax Returns. At the expense of the Company, the Directors (or any Officer that it may designate pursuant to Section 6.04) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business.

Section 9.05 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Directors, in such checking, savings, or  other accounts, or held in its name in the form of such other investments as shall be designated by the Directors. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively on the signature or signatures of such Officer or Officers as the Directors may designate.

ARTICLE X

Dissolution and Liquidation

Section 10.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only on the occurrence of any of the following events:

(a) An election to dissolve the Company made by the Directors;

(b) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company;

(c) Passage of ninety (90) consecutive days during which the Company has no Shareholders; or

(d) The entry of a decree of judicial dissolution under the NRS.

(e) The reduction of sales and/or net profits below a pre-determined level agreed upon, in writing, by all of the Directors prior to the commencement of business. Measurement will be on a cumulative basis but in any event such determination will not be made within the first twelve (12) months of operations.

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Section 10.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 10.01 occurs. On the occurrence of an event described in Section 10.01, the Liquidator (or, in the case of a dissolution pursuant to Section 10.01(d), the Persons conducting the winding up of the Company’s affairs pursuant to the N) shall commence the wind up of the Company and the distribution of the assets of the Company as provided in Section 10.03 and shall thereafter file articles of dissolution with the Nevada Secretary of State pursuant to the NRS.

Section 10.03 Liquidation. If the Company is dissolved pursuant to Section 10.01, the Company shall be liquidated and its business and affairs wound up in accordance with the NRS and the following provisions:

The Directors shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

Notice of Liquidation. The Liquidator (or other Persons winding up the affairs of the Company pursuant to Section 10.02) shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company.

(a) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) First, to the payment of all of the Company’s known debts and liabilities (including any debts and liabilities to Shareholders who are creditors, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) Second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unknown liabilities or obligations of the Company; and

(iii) Third, to the Shareholders, on a pro-rata basis, in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

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(c) Discretion of Liquidator. Notwithstanding the provisions of Section 10.03(d) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.03(d), if on dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Shareholders, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may distribute to the Shareholders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.03(d), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

Section 10.04 Cancellation of Foreign Qualifications. On completion of the distribution of the assets of the Company as provided in Section 10.03(d) hereof, the Liquidator shall file Articles of Dissolution with the Nevada Secretary of State and shall cause the cancellation of all qualifications and registrations of the Company as a foreign corporation in jurisdictions other than the State of Nevada and shall take such other actions as may be necessary to terminate the Company.

Section 10.05 Survival of Rights, Duties, and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission before such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Shareholder’s right to indemnification pursuant to ARTICLE IX.

Section 10.06 Recourse for Claims. Each Shareholder shall look solely to the assets of the Company for all distributions with respect to the Company, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Shareholder.

ARTICLE XI

Miscellaneous

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Shareholder hereby agrees, at the request of the Company or any other Shareholder, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby and to operate the Business in accordance with Applicable Law.

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Section 11.03 Confidentiality.

(a) Each Shareholder acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, customer information, manufacturing information, regulatory information, financial statements, vendor information, employee information and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Shareholder acknowledges that (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information, (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace, and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Shareholder is subject, no Shareholder shall, directly or indirectly, disclose or use (other than solely for the purposes of such Shareholder monitoring and analyzing its investment in the Company and carrying out its obligations to the Company) including, without limitation, use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Shareholder is or becomes aware. Each Shareholder in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b) Nothing contained in Section 11.03(a) shall prevent any Shareholder from disclosing Confidential Information (i) on the order of any court or administrative agency, (ii) on the request or demand of any regulatory agency or authority having jurisdiction over such Shareholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to any other Shareholder, the Directors, or the Company, or (vi) to such Shareholder’s Representatives who, in the reasonable judgment of such Shareholder, need to know such Confidential Information and agree to abide by the provisions of this Section 11.03 as if a Shareholder; provided, that in the case of clause (i), (ii), or (iii), such Shareholder shall notify the Company and other Shareholders of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Shareholders) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 11.03(a) shall not apply to Confidential Information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder in violation of this Agreement, (ii) is or has been independently developed or conceived by such Shareholder without use of Confidential Information, or (iii) becomes available to such Shareholder or any of its Representatives on a non-confidential basis from a source other than the Company, the other Shareholders, or any of their respective Representatives; provided, that such source is not known by the receiving Shareholder to be bound by a confidentiality agreement regarding the Company.

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(d) The obligations of each Shareholder under this Section 11.03 shall survive (i) the termination, dissolution, liquidation, and winding up of the Company, (ii) the termination of such Shareholder from the Company in accordance with the provisions of this Agreement and (iii) such Shareholder's Transfer of its Shares.

Section 11.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.04).

If to the Company:

Organipure, Inc.

1495 Ridgeview Drive, Suite 230A

Reno, NV 89519

Attention:  Gregg W. Koechlein

E-mail:  gkoechlein@high-sierra.com

Attention: Sandro Piancone

E-mail: sandro@hempaccoinc.com

with a copies to:

Brunson, Chandler and Jones

175 S. Main Street, 14th Floor

Salt Lake City, UT 84111

E-mail: lance@bcjlaw.com

Attention: Lance Brunson, Esq.

If to Managing Shareholder:

and

Gregg W. Koechlein, Esq.

2560 Greensboro Drive

Reno, NV 89509

E-Mail: gkoechlein@synergsm.com

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If to HSTI:

High Sierra Technologies, Inc.

1495 Ridgeview Drive, Suite 230A

Reno, NV 89519

E-mail: gkoechlein@high-sierra.com

Attention: Gregg W. Koechlein

with a copy to:

Gregg W. Koechlein, Esq.

2560 Greensboro Drive

Reno, NV 89509

E-Mail: gkoechlein@synergsm.com

If to HCI:

Hempacco Co., Inc.

9925 Airway Road

Sand Diego, CA 92154

E-mail: sandro@hempaccoinc.com

Attention: Sandro Piancone

with a copy to:

Brunson, Chandler and Jones

175 S. Main Street, 14th Floor

Salt Lake City, UT 84111

E-mail: lance@bcjlaw.com

Attention: Lance Brunson, Esq.

Section 11.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 11.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in this Agreement, on such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 11.07 Entire Agreement. This Agreement, together with the Articles of Organization and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, records, representations, and warranties, both written and oral, whether express or implied, with respect to such subject matter.

Section 11.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. This Agreement may not be assigned by any Shareholder except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void ab initio.

Section 11.09 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Amendment. Except as otherwise provided by this Agreement, no provision of this Agreement may be amended or modified except by an instrument in writing executed by all of the Shareholders. Any such written amendment or modification will be binding upon the Company and each Shareholder. Notwithstanding the foregoing, amendments to the Shareholders Schedule following any new issuance, redemption, repurchase, or Transfer of Shares in accordance with this Agreement may be made by the Directors without the consent of or execution by the Shareholders.

Section 11.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 11.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in hereof.

Section 11.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada.

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Section 11.13 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought: (1)  in the case of HSTI being the Plaintiff, then in the United States District Court for the State of Nevada, Northern District or, the courts of the State of Nevada sitting in Washoe County and any appellate court from any thereof using the Laws of the State of Nevada without regard to its conflicts of laws principals, and that any cause of action arising out of this Agreement brought by HSTI shall be deemed to  have arisen from a transaction of business in the State of Nevada or (2) in the case of HCI being the Plaintiff, then in the United States District Court for the State of California, Southern District or, the courts of the State of California sitting in San Diego County and any appellate court from any thereof using the Laws of the State of California without regard to its conflicts of laws principals, and that any cause of action arising out of this Agreement brought by HCI shall be deemed to  have arisen from a transaction of business in the State of California. Each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in is an inconvenient forum. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 11.04 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 11.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 11.15 Attorneys’ Fees. If any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys' fees and expenses and court costs.

Section 11.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided herein to the contrary.

Section 11.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.18 Conflicts.    In the event of any conflict between this Agreement and the By-Laws of the Company, the terms and provisions of this Agreement shall be deemed to be controlling.

Section 11.19 First Refusal Rights.  In the event that either party to this Agreement receives an offer to purchase all, or the majority, of its shares of common stock, then the other party shall have a right of first refusal to match any such offer.  The party receiving any such offer shall notify the other party within ten (10) business days of its receipt of any such offer.  The other party shall then have twenty (20) business days following the receipt of such notice to indicate whether or not it intends to exercise its First Refusal Rights.

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IN WITNESS WHEREOF, the Company and the Shareholders have signed this Joint Venture Agreement of Organipure, Inc.  as of the Effective Date.

COMPANY:

Organipure, Inc., a Nevada Corporation

By:
Name:	Vincent C. Lombardi
Title:	Co-President

By:	/s/ Sandro Piacone
Name:	Sando Piancone
Title:	Co-President

SHAREHOLDERS:

High Sierra Technologies, Inc. A Nevada Corporation

By:
Name:	Vincent C. Lombardi
Title:	President

Hempacco Co., Inc. A Nevada Corporation

By:	/s/ Sandro Piancone
Name:	Sandro Piancone
Title:	President

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 SCHEDULE A

SHAREHOLDERS SCHEDULE

Shareholder Name	Capital Contribution	Percentage of Shares
Hempacco Co., Inc.	Initial cash of $1,000.00 and subsequent contributions as needed, IP Licensing, Services and Know-How	50%
High Sierra Technologies, Inc.	Initial cash of $1,000.00 and subsequent contributions as needed, IP Licensing, Services and Know-How	50%

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